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                                   Texaco Inc.
                             2000 Westchester Avenue
                             White Plains, NY 10650

                            NOTICE OF ANNUAL MEETING


Dear Stockholder:

     Your Board of Directors and management cordially invite you to attend Texaco's 1999 Annual Meeting of Stockholders. Our meeting will be held at the Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York on Tuesday, April 27, 1999, at 2:00 p.m.

     We intend to present for your approval at this meeting:

     (1) the election of five directors,

     (2) the appointment of auditors for 1999, and

     (3) an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock.

     In addition, certain stockholders have notified us that they intend to present proposals at the meeting regarding:

     (4) an independent Chairperson, and

     (5) classification of the Board of Directors.

     If you were a stockholder of record at the close of business on February 26, 1999, you are entitled to vote at this meeting. You can examine the list of stockholders entitled to vote at the meeting at the Rye Town Hilton during the ten days prior to April 27, 1999.

     Even if you do not plan to attend the meeting, please complete and sign the enclosed proxy card and mail it promptly in the return envelope. If you are a stockholder of record, you can also vote over the Internet or use the toll-free telephone number shown on the proxy card to have your shares voted.

     You must have an admission card to be admitted to the meeting. If you are a stockholder of record, an admission card is included with your proxy card. If you are not a stockholder of record, you should contact the bank or broker holding your shares to obtain an admission card.


                                          Kjestine M. Anderson
                                          Secretary

March 16, 1999

         The Board of Directors and management note with sadness that as this Proxy Statement was going to press, Mr. William Wrigley, President and Chief Executive Officer of the Wm. Wrigley Company and a Director of Texaco since 1974, passed away on March 8, 1999. We will miss his many contributions to our Board.
                                          Peter I. Bijur
                                          Chairman of the Board

                                                 TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----

Proxy Statement
   General Information                                                                                       1
   Description of Capital Stock                                                                              1
   Voting of Shares                                                                                          2
   Confidential Voting                                                                                       2

The Board of Directors
   Governance                                                                                                3
   Committees                                                                                                5
   Compensation of Directors                                                                                 7
   Transactions With Directors and Officers                                                                  7
   Security Ownership of Directors and Management                                                            9
   Section 16(a) Reporting Compliance                                                                        9

Proposals Before the Meeting
   Management Proposals
      Item 1 - Election of Directors                                                                        10
      Item 2 - Approval of Auditors                                                                         14
      Item 3 - Amendment to the Certificate of Incorporation                                                14
   Stockholder Proposals Relating to:
      Item 4 - An Independent Chairperson                                                                   15
      Item 5 - Classification of the Board of Directors                                                     16

Executive Compensation
      Compensation Committee Report                                                                         19
      Summary Compensation Table                                                                            22
      Option Grants in 1998                                                                                 23
      Aggregated Option Exercises in 1998 and Year-End Option Values                                        26
      Performance Graph                                                                                     26
      Retirement Plan                                                                                       27

Stockholder Proposals and Nominations for Directors for the 2000 Annual Meeting                             28


PROXY STATEMENT
--------------------------------------------------------------------------------

General Information

     We are mailing this proxy statement and accompanying proxy card to stockholders beginning March 16, 1999. The Board of Directors of Texaco Inc. is soliciting the proxy, and the Company will bear the cost. We may solicit proxies by mail, telephone, the Internet, facsimile, or in person. We will request persons holding stock in their names for others, or in the names of nominees for others, to obtain voting instructions from the beneficial owner, and we will reimburse them for their reasonable out-of-pocket expenses in obtaining voting instructions. We have retained Morrow & Co., Inc. to assist us in soliciting proxies at a fee not to exceed $28,000, plus reasonable out-of-pocket expenses. We are sending you with this Proxy Statement a copy of our Annual Report to Stockholders for 1998, including audited financial statements. The Annual Report is not proxy soliciting material.


                                   ----------


Description of Capital Stock

     Excluding 31,557,774 shares of the Company's Common Stock held in the Company's treasury, there were outstanding, at February 26, 1999, the following series of voting securities: 536,018,730 shares of Common Stock, and 636,888 shares of Series B ESOP Convertible Preferred Stock. Each outstanding share of Common Stock is entitled to one vote, and each outstanding share of Series B
Preferred Stock is entitled to 25.736 votes on all matters properly brought before the meeting. All the shares of the Series B Preferred Stock are voted by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02104-1389, the independent Trustee of the Company's Employee Stock Ownership Plan. State Street filed a Schedule 13G with the Securities and Exchange Commission disclosing that, as of December 31, 1998, it had voting and dispositive power over 48,620,572 shares, or approximately 8.8% of the Company's outstanding voting securities, as Trustee of the foregoing plan (as well as various collective investment funds and personal trust accounts). Under the terms of this plan, State Street is required to vote shares it holds for the plan participants in accordance with confidential instructions received from the participants and to vote all shares for which it shall not have received instructions in the same ratio as the shares with respect to which instructions were received.

     We have established a grantor trust and contributed to such trust 9,200,000 shares of Common Stock. These shares are held by the Trustee to ensure that we satisfy our obligations under our nonqualified deferred compensation plans and arrangements. The Trustee votes the shares in the trust as the beneficiaries of the trust instruct it. The Trustee votes shares for which no instructions are received in the same ratio as the shares for which instructions have been received.


                                   ----------

Voting of Shares

     In the election of directors, the five persons receiving the highest number of "for" votes will be elected. Our proposal to amend our Certificate of Incorporation requires the "for" votes of both a majority of all issued and outstanding shares and a majority of the issued and outstanding shares of Common Stock voting as a separate class. All other proposals require the "for" vote of a majority of those shares present in person or represented by proxy and entitled to vote on the subject matter.
     Whether  you  hold  shares   directly  as  the  stockholder  of  record  or
beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card included by your broker or nominee.

By Internet - If you have Internet access, you may submit your proxy from any location in the world by following the "Vote by Internet" instructions on the proxy card.

By Telephone - If you live in the United States or Canada, you may submit your proxy by following the instructions on the proxy card.

By Mail - You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

     You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may do this by granting a new proxy or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked, unless you specifically request it. You may change your proxy instructions for beneficially held shares by submitting new voting instructions to your broker or nominee.

     Signed,   unmarked   proxy  cards  are  voted  in  accordance   with  Board
recommendations. The number of shares abstaining on each proposal are counted and reported as a separate total. Abstentions are included in the tally of shares represented, but are not included in the determination of the number of votes cast for or against a particular item. Therefore, abstentions have the effect of a vote cast against a particular item.

     Shares not voted as a consequence of brokers voting less than all of their entitlement on non-discretionary items under the provisions of New York Stock Exchange Rule 452 are not included in the tally of the number of shares cast for, against or abstaining from any proposal, and will, therefore, have the effect of reducing the number of shares needed to approve any item.

     Unless otherwise indicated on any proxy card, the persons named as your proxies in the proxy card intend to vote the shares it represents FOR all the nominees for director, FOR Items 2 and 3 and AGAINST Items 4 and 5.


Confidential Voting

     All voted proxies and ballots are handled to protect employee and individual stockholder voting privacy. No such vote shall be disclosed except:

o as necessary to meet any legal requirements;

o in limited circumstances such as a proxy contest in opposition to the Board of Directors;

o to permit independent Inspectors of Election to tabulate and certify the vote; or

o to respond to stockholders who have written comments on their proxy cards.

THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

Governance

     We believe that the cornerstone of good governance is the integrity and quality of the leadership - the Board of Directors and the individuals the Board selects to manage the Company. To help advance this belief, we have established the following policies and practices:

     o Currently 13 of 14 members of the Board are outside, independent directors. The following Committees are composed entirely of outside directors:
     -   Non-Management Directors
     -   Audit
     -   Compensation
     -   Pension
     -   Public Responsibility
     -   Directors and Board Governance

     o Directors receive regular and timely information about the Company's business. Pre-meeting materials include written summaries and data to support and explain items coming before the Board, as well as operational and financial information. Directors are immediately notified of events and occurrences which are significant to the Company. Senior officers routinely attend Board meetings, and they and other members of management frequently brief the Board on matters of importance to the Company. Board members take these and other opportunities to discuss Company business with these officers. Occasional Board trips are scheduled which offer Directors the opportunity to visit Company sites and facilities at different locations. New directors participate in orientation programs and discussions with management personnel.

     o  Guidelines for the Board include:

     -   loyalty to and pride in Texaco and its reputation;
     -   independence and integrity;
     -   representation of the total stockholder constituency;
     -   good understanding of the business;
     -   study and understanding of Board issues;
     - active, objective and constructive participation at meetings of the Board and its committees;
     -   collective breadth of experience;
     -   appraisal of executive management;
     -   management succession planning and review;
     -   assistance in representing Texaco to the outside world; and
     -   individual availability for consultation on corporate issues.

     o The Board has clearly delineated its role and the role of management. The role of the Board is to provide guidance and strategic oversight to management, individually and collectively, and to realize the mutual objective of increasing shareholder wealth. It is management's responsibility to conduct the day-to-day operations in a way that will meet this objective. The Board, in discharging its fiduciary duty to the owners of the Company, holds management accountable for achieving superior results and has delegated to management the power and authority to do so, while assuring that management can call on the Board's support, advice and experience.

     o We strive for open and continuous communication with institutional investors, other stockholders and the press.

     o The Board annually evaluates its effectiveness in creating and protecting value for our stockholders as measured against the following nine areas of Board involvement and responsibility:

     1. Review and approval of our actical plans, monitoring their accomplishment and comparing our competitive positioning.

     2. Review of our strategic plan and our long range goals, the evaluation of our performance against such plan and goals and against the competition, and the evaluation of the desirability, as appropriate, of modifications to such plan and goals.

     3.  Oversight of our financial health.

     4. Monitoring activities that pose significant risks and our programs to respond to and contain such risks.

     5. Review of the performance of our Chief Executive Officer and other senior officers and their compensation relative to performance.


     6. Review of our adherence to our corporate "Vision and Values" which include our responsibilities to our stockholders, employees, customers and the community.

     7. Preparedness for the selection of a successor Chief Executive Officer, and the monitoring of our development and selection of key personnel.

     8. Selection process for Board membership and the overall quality and preparedness of its members.

     9. Availability of sufficient, accurate and timely information and appropriate reporting systems to allow senior management and the Board to reach informed judgments about both our compliance with the law and our business performance.

     o Each committee of our Board annually assesses its performance to confirm that it is meeting its responsibilities under its charter. Some of the items that Board committees consider in their self-evaluation are:
     -   the appropriateness of the scope of its charter;
     -   appropriateness of matters presented for information and for approval;
     -   sufficiency of time for consideration of agenda items;
     -   frequency of meetings;
     -   length of meetings;
     -   quality and length of written materials; and
     -   quality of oral presentations.

     o We select director candidates on the basis of the contributions they can make in providing advice and guidance to the Board and management. We are committed to an inclusive Board with a diversity of experience and outlook. We have published the following guidelines and criteria for director candidates. Candidates should have:
     -   the highest personal and professional ethics, integrity and values;
     - the education and breadth of experience to understand business problems and evaluate and postulate solutions;
     - the personality to work well with others with depth and wide perspective in dealing with people and situations;
     - respect for the views of others and not be rigid in approach to problems;
     - a reasoned and balanced commitment to the social responsibilities of the Company;
     - an interest and availability of time to be involved with the Company and its employees over a sustained period;
     - the stature to represent the Company before the public, stockholders and the other various individuals and groups that affect the Company;
     - the willingness to objectively appraise management performance in the interest of the stockholders;
     - an open mind on all policy issues and areas of activity affecting overall interests of the Company and its stockholders; and
     - no involvement in other activities or interests that create a conflict with the director's responsibilities to the Company and its stockholders.

     o The Board has adopted a compilation of our Corporate Governance Policies, specifically addressing thirty distinct issues. You can obtain this compilation from our Secretary.


                                   ----------


Committees

     The Board is organized so that a significant portion of its business is conducted through the following committees:

     The Committee of Non-Management Directors, composed of all of the non-employee directors, was established in 1949 and was chaired by Mr. Wrigley until his death on March 8, 1999. The Chairman leads the personal performance appraisals of the Chief Executive Officer and also serves as a contact point on Board issues. The committee consults on such matters as the Chief Executive Officer or the Chairman of the committee shall bring before it with special emphasis on, but not limited to, organization, executive development, management succession and corporate structure. It reviews the recommendations of the Compensation Committee concerning the compensation of Officer-Directors and gives final approval to the salaries for these individuals. It provides advice and counsel to the Compensation Committee with respect to our incentive awards programs. This committee provides a forum for the non-management directors to privately discuss the performance of management. It held four meetings in 1998.

     The Public Responsibility Committee, consisting of Dr. Brademas (Chair), Mr. Hawley, Dr. Jenifer, Sen. Nunn, Mrs. Smith and Mr. Steere, met three times in 1998. It reviews and makes recommendations regarding the policies and procedures affecting our role as a responsible corporate citizen, including those related to equal employment opportunity, safety, health, and environmental matters, our relationship with our many constituencies and our philanthropic programs.

     The Audit Committee has been composed of non-management directors since its formation in 1939, 38 years before the New York Stock Exchange imposed this requirement on listed companies. It held two meetings in 1998. Its members are Mr. Vanderslice (Chair), Mr. Hawley, Sen. Nunn, Mr. Shoemate, Mrs. Smith, and Drs. Brademas and Jenifer. Depending on the nature of the matters under review, outside auditors, and such officers and other employees as necessary, attend all or part of the meetings of the committee. The committee reviews and evaluates the scope of the audit, accounting policies and reporting practices, internal auditing, internal controls, security procedures and other matters deemed appropriate. The committee also reviews the performance by Arthur Andersen LLP in their audit of the Company's financial statements and evaluates their independence and professional competence. It reserves time at each meeting to meet separately with outside auditors to discuss issues of importance, including the sufficiency of management cooperation.

     The Compensation Committee, which met four times in 1998, is composed of Messrs. Butcher (Chair), Carpenter, Hawley, Steere, Vanderslice and Amb. Price. It surveys and reviews compensation practices in industry to make certain that we remain competitive and able to recruit and retain highly qualified personnel, and that our compensation structure incorporates programs that reflect financial performance, motivate performance that will best serve the stockholders' interest and are in full compliance with Texaco's "Vision and Values." The committee approves the compensation of elected officers, incentive plan awards, and may approve any special benefit plans.

     The Finance Committee, consisting of Mr. Bijur (Chair), Mr. Baillie, Ms. Bush, Amb. Price and Messrs. Butcher and Carpenter, met three times in 1998. It reviews and makes recommendations to the Board concerning our financial strategies, policies and structure including: the current and projected financial position and capital structure; the obtaining of funds necessary for general operation; cash management activities, such as investment guidelines, the investment portfolio and cash mobilization systems; exposure to fluctuation in foreign currency exchange rates and interest rates; and changes in dividend policy.

     The Committee on Directors and Board Governance, consisting of Mrs. Smith (Chair) and Messrs. Butcher, Carpenter, and Vanderslice, met twice in 1998. It maintains oversight of Board governance, operation and effectiveness, reviews the size and composition of the Board, reviews the qualifications of a broad range of candidates for Board membership identified from many sources and recommends candidates to the Board as nominees for election as directors.

     The Pension Committee met twice in 1998. The members are Amb. Price (Chair), Ms. Bush, and Mr. Steere. It approves investment policy and guidelines, reviews investment performance, and appoints and retains trustees, insurance carriers and investment managers for funds allocated to our retirement plans.

     The Board of Directors also has an Executive Committee, which may exercise all of the powers of the Board in the management and direction of the business and affairs of the Company, except those that by statute are reserved to the full Board. This committee, consisting of Messrs. Bijur (Chair), Butcher, Carpenter, and Vanderslice, Amb. Price, Dr. Jenifer and Mrs. Smith, met once in 1998.

     The Board of Directors held nine meetings in 1998. Overall attendance by directors at meetings of the Board and its committees on which the directors served exceeded 95%.


                                   ----------

Compensation of Directors

     Employee directors receive no compensation for service on the Board or its committees. Non-employee directors receive an annual retainer of $30,000, and $1,250 for each Board and committee meeting attended, as well as an annual fee of 900 restricted stock-equivalent units which have significant vesting and transferability restrictions. Committee Chairs receive annual retainers of $7,000. We pay one-half of each annual retainer in Common Stock or restricted stock-equivalent units. Directors may elect to receive all or any part of the remaining retainers and fees in Common Stock and to defer payment of fees, in cash, in Common Stock or in restricted stock-equivalent units.

     Directors may participate in a group personal liability and property damage insurance program which we administer and partially fund.

     As part of our corporate-wide effort to encourage charitable giving, we have established a directors' gift program. Only institutions that are qualified recipients of grants from the Texaco Foundation may receive gifts under the directors' program. Upon the death of a director, we will donate up to a total of one million dollars to one or more qualifying charitable organizations designated by the director. The directors' program is funded entirely by insurance policies on the life of each director. We own the policies, pay the premiums for such insurance ($104,525 for 1998) and are entitled to all tax deductions resulting from such contributions to charitable organizations. Individual directors derive no financial benefit from this program.


                                   ----------



Transactions With Directors
and Officers

     Wilmington Transportation Company provided $568,540 of barge services to us in 1998. The late Mr. William Wrigley, who was a director until his death on March 8, 1999, was controlling stockholder and Chairman of the Board of Santa Catalina Island Company, which, until October 1998, owned all of the stock of Wilmington Transportation Company.

     Sen. Nunn is a member of the law firm of King & Spalding, which has provided legal services to us for many years.

     Mr. Wicker has a three-year employment agreement that commenced on August 4, 1997. In addition to participation in benefit plans and programs for someone at his level, the agreement provides for (a) an annual salary of not less than $400,000; (b) an additional eight years of service credit for Texaco employee benefit purposes; and (c) a signing bonus consisting of stock options and Performance Restricted Shares. If his employment is terminated without cause as the result of a "change of control," in addition to the benefits provided for officers, he will be entitled to an additional award under the Stock Incentive Plan so that he receives, in total, the equivalent of at least three annual awards during the term of this agreement.

     Mr. O'Connor has an employment agreement that commenced on January 1, 1998, and is terminable at will. The agreement provides for salary and benefits in accordance with his position grade, the award of stock options and Performance Restricted Shares, and an in-service date of January 1, 1978 for welfare benefit plan purposes.

     All employees covered under our Separation Pay Plan are entitled to special severance payments if their employment is terminated or the conditions of their employment are changed following a "change of control." A change of control would take place if a majority of our incumbent Board changes, someone acquires 25% or more of our voting securities, or a business combination results in our stockholders owning less than 55% of the combined entity.

     In the event of a change of control, severance benefits for executive officers are payable under executive severance agreements which replace benefits payable under the Separation Pay Plan.

     The executive severance agreements have three-year terms with one-year extensions at the discretion of the Board. They provide that in the event the Company terminates the executive officer's employment without just cause, or the executive officer resigns for good reason, following a change of control, the executive officer will be entitled to the following severance benefits:

     o three years' base pay;

     o three times the highest bonus paid to the employee in the last five years;

     o three times the annual value of benefits accrued under the retirement plan (deemed to be 10% of three years' base pay and bonus) and the thrift plan (deemed to be 6% of three years' base pay); and

     o continuation of coverage under the Company's medical, dental and life insurance plans.

     These payments will be grossed-up to the extent they are subject to excise taxes imposed by the Internal Revenue Service.

Security Ownership of Directors
and Management

     The table below sets forth, as of February 1, 1999, information on Texaco stock and units owned by our directors and executive officers. Each person has sole voting and investment power over the shares listed, except as otherwise noted. Directors and executive officers as a group own less than 1% of each class of shares outstanding.



Section 16(a) Reporting Compliance

     The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors and executive officers. To the best of our knowledge, based on a review of the relevant forms and written representations from the directors and officers, there were no late filings during 1998.


                                                               Number of Shares or Units
                           ----------------------------------------------------------------------------------
                                                            Shares Underlying                Stock-Equivalent
                           Total Stock         Common      Options Exercisable   Series B       Restricted
 Beneficial Owners          Interest            Stock        Within 60 Days     Preferred(1)        Units
 -----------------         -----------         ------      -------------------  ---------    ----------------
 A. Charles Baillie            3,390           3,000                --               --                390
 Peter I. Bijur              550,683         274,447           268,618              296                 --
 C. Robert Black             294,788         144,595           144,042              239                 --
 John Brademas                 7,117           3,768                --               --              3,349
 Mary K. Bush                  2,106              30                --               --              2,076
 Willard C. Butcher           8,745(2)         5,396                --               --              3,349
 Edmund M. Carpenter           7,721             776                --               --              6,945
 Michael C. Hawley             7,587             400                --               --              7,187
 Franklyn G. Jenifer           5,585             200                --               --              5,385
 Patrick J. Lynch            254,665         135,347           113,605              222                 --
 Sam Nunn                      3,061             416                --               --              2,645
 John J. O'Connor             31,212          12,214            18,998               --                 --
 Charles H. Price, II         13,334           3,467                --               --              9,867
 Charles R. Shoemate           3,029           2,500                --               --                529
 Robin B. Smith                6,868             600                --               --              6,268
 William C. Steere, Jr.       14,121           1,400                --               --             12,721
 Glenn F. Tilton             265,761         142,121           118,519              199                 --
 Thomas A. Vanderslice        41,702          22,948                --               --             18,754
 William M. Wicker            27,144          11,661            15,483               --                 --
 William Wrigley             66,976(3)        63,627                --               --              3,349
 Directors and Executive
     Officers as a group   3,165,562       1,528,854         1,472,774            3,152             82,814

    (1) Each share of Series B Preferred Stock is convertible into 25.736 shares of Common Stock.
    (2) Does not include 42 shares held by Mr. Butcher's wife as custodian for their minor son, as to which Mr. Butcher disclaims beneficial interest.
    (3) Does not include 249,592 shares owned of record by the Wm. Wrigley Jr. Company Foundation, of which Mr. Wrigley was Chairman of the Board and among the officers authorized to vote the shares held by the Foundation, or 2,000 shares held in a trust, of which Mr. Wrigley was the trustee with sole voting and investment power, for the benefit of his son. Mr. Wrigley disclaimed any beneficial interest in such shares.

PROPOSALS BEFORE THE MEETING
--------------------------------------------------------------------------------

    Item 1-Election of Directors

     Our Board is divided into three classes of directors. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three-year term.

     In accordance with our Certificate of Incorporation and by-laws, the Board of Directors fixed the total number of directors at 12, effective April 27, 1999.

     The Board has designated five persons as nominees for election as directors at the Annual Meeting. All of the nominees are currently directors and, except for A. Charles Baillie and Charles R. Shoemate, were previously elected by the stockholders.

     We have no reason to believe that any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee should become unavailable for any reason, proxies may be voted for another person nominated by the present Board of Directors to fill the vacancy, or we may reduce the size of the Board.

     Following is certain biographical information concerning the nominees, as well as those directors whose terms of office are continuing after the meeting.

                  NOMINEES FOR THE THREE-YEAR TERM EXPIRING AT
                            THE 2002 ANNUAL MEETING

    [photo]

    Michael C. Hawley, 61, President, director, and Chairman and Chief Executive Officer designate of The Gillette Company, has been a director since 1995. After joining Gillette in 1961, he held management positions of increasing responsibility in a variety of countries and in 1985 was appointed Vice President, Operations Services, and elected a corporate Vice President. In 1989 he was elected President of Oral-B Laboratories, a Gillette subsidiary, and in 1993 was elected Executive Vice President, International Group. He is also a director of Arthur D. Little, Inc. and the John Hancock Mutual Life Insurance Co.



    [photo]

    Charles R. Shoemate, 59, Chairman, President and Chief Executive Officer of Bestfoods, was elected to the Board on October 23, 1998. He joined
    Bestfoods, formerly CPC International, in 1962 and progressed through a variety of positions in manufacturing, finance and business management within the consumer foods and corn refining businesses. He was elected President and a member of its Board of Directors in 1988, Chief Executive Officer in August 1990 and Chairman in September 1990. He is a director of CIGNA Corporation, International Paper and Chairman of the Conference Board. He is a member of the Business Roundtable and the Board of Directors of the Grocery Manufacturers of America.



    [photo]

    Robin B. Smith, 59, Chairman and Chief Executive Officer of Publishers Clearing House since August 1996 and President and Chief Executive Officer since 1988, was elected a director in 1992. Prior to joining Publishers Clearing House in 1981 as President and Chief Operating Officer, she concluded her sixteen year career with Doubleday & Co., Inc. as President and General Manager of its Dell Publishing subsidiary. She is a director of Springs Industries, Inc., BellSouth Corporation, Kmart Corporation and a number of Prudential mutual funds.



    [photo]

    William C. Steere, Jr., 62, Chairman and Chief Executive Officer of Pfizer Inc., was elected a director in 1992. Mr. Steere began his career with Pfizer, a diversified pharmaceutical company with global operations, and attained the positions of President of Pfizer Pharmaceutical Group and President and Chief Executive Officer before elevation to his present position in 1992. He is a director of Metropolitan Life Insurance Company, Dow Jones & Company, Inc., the New York Botanical Garden, Minerals Technologies Inc., WNET-Thirteen, The Business Roundtable and the New York University Medical Center. He is also past Chairman of the Board of Directors of the Pharmaceutical Manufacturers Association.

                        NOMINEE FOR THE TERM EXPIRING AT
                             THE 2000 ANNUAL MEETING


     [photo]

     A. Charles Baillie, 59, Chairman and Chief Executive Officer of the Toronto-Dominion Bank was elected a Director on December 11, 1998. He was elected Chief Executive Officer of Toronto-Dominion Bank in 1997 and Chairman of the Board earlier this year. He joined the bank in 1964 and progressed through a variety of assignments both in the United States and Toronto. He was elected Vice Chairman in 1992 and President in 1995. Baillie serves as a director of the Dana Corporation and Cadillac Fairview Corporation. He is on the Executive Committee of the British-North American Committee, an honorary governor of The Shaw Festival and a board member of the Calmeadow Foundation. Baillie will serve as the Chairperson of Toronto's United Way Campaign and currently is on the Executive Committee of the University of Toronto's campaign.


                      DIRECTORS CONTINUING IN OFFICE UNTIL
                             THE 2000 ANNUAL MEETING

     [photo]

     Edmund M. Carpenter, 57, President and Chief Executive Officer of Barnes Group, Inc., was elected a director in 1991. He was Sr. Managing Director of Clayton, Dubilier & Rice, Inc. since 1997 and Chairman and Chief Executive Officer of General Signal Corporation from 1988 to 1995. Prior to serving with General Signal, he was President, Chief Operating Officer and a director of ITT Corporation. He is a director of Campbell Soup Company and Dana Corporation.




     [photo]

     Franklyn G. Jenifer, 59, President of the University of Texas at Dallas, has been a Director since 1993. Following an academic career as a professor of biology, he was President of Howard University from 1990 to 1994. Prior to that he was Chancellor of the Massachusetts Board of Regents of Higher Education, and from 1979 to 1986, Vice Chancellor of the New Jersey Department of Higher Education. He serves on the Board of the Corporation of Woods Hole Oceanographic Institution, the Board of Trustees of Universities Research Association, Inc. and of the Texas Health Research Institute, the Board of Directors of the United Way of Metropolitan Dallas, the Monitoring Committee for the Louisiana Desegregation Settlement Agreement, and the Texas Science and Technology Council.




     [photo]

     Thomas A. Vanderslice, 67, a private investor, has been a director since 1980. He was formerly President of TAVAssociates, Chairman of the Board, President and Chief Executive Officer of M/A-COM, Inc., Chairman and Chief Executive Officer of Apollo Computer, Inc., President and Chief Operating Officer of GTE Corporation, and an officer of General Electric Company. He is a member of the Board of Trustees of Boston College and of the Board of Directors of the National Academy of Engineering, the American Chemical Society, and the American Institute of Physics.

                      DIRECTORS CONTINUING IN OFFICE UNTIL
                             THE 2001 ANNUAL MEETING


     [photo]

     Peter I. Bijur, 56, Chairman of the Board and Chief Executive Officer of Texaco Inc. since 1996, was also elected a director in 1996. He joined the Company in 1966 and was elected a Vice President in 1983. In 1990 he was appointed President of Texaco Europe. He was elected a Senior Vice President of Texaco Inc. in 1992. He is a Director of International Paper Company and the American Petroleum Institute. He is also a member of The Business Council, The Business Roundtable, The Conference Board, the National Petroleum Council, and the Council on Foreign Relations. In addition, he currently serves on the Board of Trustees of Middlebury College and New York University Medical Center. He is a Managing Director of the Metropolitan Opera Association, Inc., Director of the New York Botanical Garden and a Fellow both of the Institute of Petroleum and the Royal Society of Arts in London.


     [photo]

     Mary K. Bush, 50, President of Bush & Company, an international financial consulting firm, joined the Board in 1997. Prior to founding Bush & Company, she served from 1989 to 1991 as Managing Director of the U.S. Federal Housing Board. Prior to that position, she was Vice President - International Finance at the Federal National Mortgage Associate (Fannie
     Mae). From 1984 to 1988, she served as U.S. Alternate Executive Director of the International Monetary Fund (IMF). She serves on a number of boards and advisory boards, including Mortgage Guaranty Insurance Corporation, a number of Pioneer mutual funds, Novecon Management Company, Washington Mutual Investors Fund, March of Dimes, Hoover Institution, Wilberforce University, the Folger Shakespeare Library, Project 2000, Inc., Small Enterprise Assistance Funds and the Bretton Woods Committee.


     [photo]

     Sam Nunn, 60, former U.S. Senator from Georgia, was elected to the Board in 1997. He was a member of the U.S. Senate from 1972 to 1997, where he served as chairman of the Senate Armed Services Committee. He is a senior partner in the Atlanta law firm of King & Spalding, where his practice focuses on international and corporate matters. He is also a distinguished professor in the Sam Nunn School of International Affairs at Georgia Tech. Among the non-profit boards on which he serves are the Center for Strategic and International Studies, the Aspen Strategy Group, the Carnegie Corporation of New York and Emory University. He also serves on the boards of The Coca-Cola Company, General Electric Company, National Service Industries, Inc., Total System Services, Inc. and Scientific-Atlanta, Inc.


     [photo]

     Charles H. Price, II, 67, former Chairman of Mercantile Bank of Kansas City and former United States Ambassador to the United Kingdom (1983-1989) and Belgium (1981-1983), became a director in 1989. He is an advisory director of the Mercantile Bancorporation, Inc. and of Mercantile Bank of Kansas City, The New York Times Company, Hanson PLC and U.S. Industries, Inc. Prior to service as a United States Ambassador, he had been Chairman of the Board of the Price Candy Company, American Bancorporation and American Bank and Trust Company.

   Item 2-Approval of Auditors

     We will present the following resolution concerning the appointment of independent auditors at the meeting:

              "RESOLVED, that the appointment by the Board of Directors of the Company of Arthur Andersen LLP to audit the financial statements of the Company and its subsidiaries for the fiscal year 1999 is hereby ratified and approved."

     Arthur Andersen LLP has been auditing our accounts for many years. In recommending the approval by the stockholders of the appointment of that firm, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm's professional competence and standing.

     Representatives of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement and to respond to questions.


Item 3-Amendment to the Certificate of Incorporation

     The Board of Directors has unanimously adopted and recommends that you consider and approve an amendment to Article IV of our Restated Certificate of Incorporation. This amendment would (1) increase the total number of shares of all classes of stock which the company shall have authority to issue from 730,000,000 to 880,000,000, and (2) increase the number of authorized shares of Common Stock from 700,000,000 to 850,000,000.

     We consider it desirable to have the flexibility to authorize and issue an additional amount of Common Stock without further stockholder action, unless we are required to obtain stockholder approval by applicable law or stock exchange regulations. This will enable us to act quickly, if we have the opportunity to make an acquisition or raise capital on terms that we deem to be in the best interests of the company and its stockholders.

     If the stockholders approve the amendment, the first paragraph of Article IV of the Certificate would be replaced in its entirety by the following:

              The total number of shares of all classes of stock which the company shall have the authority to issue is 880,000,000, consisting of 30,000,000 shares of Preferred Stock of the par value of $1.00 each and 850,000,000 shares of Common Stock of the par value of $3.125 each.

     As of February 26, 1999, 536,018,730 shares of Common Stock were outstanding and 31,557,774 shares were held in treasury. The proposed amendment would not increase the number of authorized preferred shares, which would remain at 30,000,000.

     In March 1998, we announced a program to repurchase up to $1 billion of our Common Stock. Through March 1, 1999, we had repurchased $474,227,238 of our stock under this program. In September we temporarily suspended purchases under that program.

     Each share of Common Stock currently has one vote, shares equally on liquidation and does not have preemptive rights to subscribe to additional securities that we may issue.

     Approval of Item 3 requires both (1) a majority of the issued and outstanding shares of Common Stock and Series B ESOP Convertible Preferred Stock entitled to notice of and to vote at the meeting voting together as a class, and
(2) the majority of the issued and outstanding shares of Common Stock voting as a separate class.

     The Board of Directors recommends that you vote FOR Item 3.

                                   ----------


                              Stockholder Proposals


     Items 4 and 5 below are two proposals submitted by stockholders. You may obtain the names, addresses and shareholdings of the proponents by calling or writing our Secretary.


Item 4-Stockholder Proposal Relating to an Independent Chairperson

     RESOLVED, that the stockholders of Texaco Inc. (the "Company") recommend that the Board of Directors take steps necessary to amend the Company's by-laws to require that the Board's Chairperson be an Independent Director. For purposes of this proposal, the stockholders further recommend that the term "Independent Director" means a director who: (i) has not been employed by the Company in an executive capacity within the last five years; (ii) is not, and is not affiliated with a company that is, an advisor or consultant to the Company;
(iii) is not affiliated with a significant  customer or supplier of the Company;
(iv) has no personal services contract(s) with the Company; (v) is not affiliated with a not-for-profit entity that receives significant contributions from the Company; (vi) within the last five years, has not had any business relationship with the Company (other than service as a director) for which the Company has been required to make disclosure under Regulation S-K of the Securities and Exchange Commission; (vii) is not employed by a public company at which an executive officer of the Company serves as a director; (viii) has not had a relationship described in (i) through (vii) above with any affiliate of the Company; and (ix) is not a member of the immediate family of any person described in (i) through (viii) above. This provision may only be amended by the affirmative vote of the holders of the outstanding common stock of the Company.

Supporting Statement

     It's obvious that the Board - and most particularly its Chairperson - is of paramount importance to the success of the Corporation. This is why I am sponsoring this proposal which urges the Board to amend the Company's by-laws so that the Board's leader will be a person who is independent of the Company and its officers. Through this proposal we seek to promote strong, objective leadership on the Board.

     A Board of Directors must formulate corporate policies and monitor management's implementations of those policies. The Chairperson is responsible for leading the Board in these tasks, and ensuring that directors are given the information necessary to perform their duties. In our view, when the Board's Chairperson is also an officer, employee or otherwise closely related to the Company's management, it is difficult to objectively perform this monitoring and evaluation function. We believe that an independent Chairperson would best ensure that the interests of the stockholders are served, rather than the interests of the management.

     The benefits of independent directors are generally well accepted. The New York Stock Exchange, for example, requires that at least two members of the board of a listed company, and all members of the Company's audit committee, must meet the Exchange's standards of independence. The Investment Company Act of 1940 (the law that governs the activities of investment companies) also includes an independent director provision, generally requiring investment company boards to be comprised of at least 40% "disinterested" directors.

     The support for this proposal,  which
was first submitted for consideration at the 1998 meeting, resulted in a positive vote of 108,171,418 shares or 25.7% of all shares voted.

     Your positive consideration of this proposal is appreciated.

     The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

o   Stockholders rejected a similar proposal last year.

o We believe Texaco is currently best served by having one person, Mr. Bijur, serve as both Chairman and CEO, to act as a bridge between the Board and the operating organization and provide critical leadership for our strategic and tactical initiatives.

o There is no need to separate the two offices, because the independent director who chairs the Non-Management Committee serves as the "lead director," a function similar to that of an independent Chairman.

o 13 of the 14 current directors on our Board, or 93%, are independent directors from outside the company. There are no retired Texaco officers or employees on the Board. This proportion far exceeds the 40% provision of the Investment Company Act of 1940 cited by the shareholder proponent.

o Six of our Board committees are composed entirely of outside directors. These are the Audit, Compensation, Pension, Public Responsibility, Non-Management Directors, and Directors and Board Governance committees.

o The proposed by-law is mandatory and would diminish the ability of our Board to organize its functions and conduct its business in the manner it deems most efficient. The Board should retain the discretion to separate the positions of Chairman and Chief Executive Officer if the interests of the stockholders would be best served by the separation.

o This responsibility of the Board to organize its own business is specifically recognized in the "Policy Statement on Corporate Governance" of the Teachers Insurance and Annuity Association - College Retirement Equities Fund, a major institutional investor widely recognized for its leadership in Corporate Governance.

     We oppose the resolution because we have already taken steps to assure the independence of our Board by having 13 out of 14 independent directors and a lead director. Also, the proposal would reduce the Board's flexibility to select a style of leadership depending on the circumstances.

     Therefore, the Board of Directors recommends a vote AGAINST this proposal.


                                   ----------


Item 5-Stockholder Proposal Relating to Classification of the Board of Directors

     RESOLVED: That the stockholders of Texaco request that the Board of Directors take the steps necessary to declassify the elections of Directors by providing that at future Board elections new directors be elected annually and not by classes as is now provided. The declassification shall be phased in that it does not affect the unexpired terms of Directors previously elected.

Supporting Statement

     This resolution requests that the Board end the staggered board system in place at Texaco and instead have all our Directors elected annually. Presently Texaco has 3 classes of Directors and 1/3 of our Board is elected each year and each Director now serves a 3 year term.

     Increasingly, institutional investors are calling for the end of this system of staggered voting. They believe it makes a Board less accountable to shareholders when directors do not stand for annual election. Significant institutional investors such as the Public Employees Retirement System of the State of California, New York City pension funds, New York State pension funds and many others have been supporting this position. As a result shareholder resolutions to end this staggered system of voting have been receiving increasingly large votes. In fact this resolution received a massive vote at Texaco's 1996 and 1997 stockholder meeting of over 43% indicating that many Texaco shareholders feel the time has come for this reform. Numerous companies have demonstrated leadership by changing this practice. Included among them are Westinghouse, Chemical Bank, Commonwealth Edison of Chicago, and the Equitable companies.

     We believe this is a practice which corporations seeking to be accountable to their investors are increasingly putting into place. Studies by the Chief Economist of the SEC have shown that adoption of a classified Board tends to depress a company's stock price and may be contrary to shareholder interests.

     The election of corporate directors is a primary avenue for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our company's financial performance is linked to its corporate governance policies and procedures and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we're concerned by our company's current system of electing only one-third of the Board of Directors each year. On other governance issues Texaco is often considered a leader. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

     Most alarming, a staggered board can help insulate directors and senior executives from the consequences of poor financial or social performance by denying shareholders the opportunity to challenge an entire Board which is pursuing failed policies.

     In  addition,   socially  concerned  investors  also  support  this  reform believing the Board should annually be accountable on issues like diversity and the environment as well as on financial performance.

     Please vote for this important corporate governance reform or your vote will be cast against it.

     The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

o Stockholders rejected similar proposals in each of the four years that they considered them since 1994.

o Our classified Board structure was overwhelmingly approved by our stockholders in 1984 by a vote of 86.4% as part of a corporate governance system to help us carry out our long-term business strategy and protect stockholders against a diminished value of their stock caused by a hostile acquisition.

o The "classified" structure encourages outside persons seeking control of the Company to initiate arm's-length negotiations with the Board. The Board is then in a better position to negotiate a transaction to achieve the best price for all stockholders, not just those with a large block or a certain class of shares.

o A classified Board structure helps ensure stability because, at any given time, a majority of Directors possess the experience and depth of understanding which comes from service on the Board.

o Leading institutional investors and commentators have recognized the benefits inherent in a classified Board. For example, the Teacher's Insurance and Annuity Association - College Retirement Equities Fund has concluded that a classified Board is consistent with the principles of good corporate governance, and has recognized and supported the right of a Board to organize its functions and business in the manner it deems most efficient.

     We believe that a classified Board protects the interests of all Texaco's stockholders. The continuity and depth of knowledge that results from a classified Board provides the proper environment in which to foster the creation of long-term value for all stockholders.

     Therefore, the Board of Directors recommends a vote AGAINST this proposal.


                                   ----------
18

EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

Compensation Committee Report

     The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. We are responsible for the compensation of the Company's officers and the incentive programs for all management personnel.

     The management pay structure and award opportunities are designed to be competitive with a group of five other oil companies. In addition, we survey the compensation practices of a group of non-oil companies, selected based on size, complexity and operational challenge in relation to Texaco to benchmark Texaco's compensation practices. All of these companies were included in the S&P 500 Index, and four of the oil companies were also included in the S&P Integrated International Oil Index.

     In addition, each year we compare Texaco's return to stockholders with that of Texaco's competitors. That comparison is reflected in the graph on page 26.

The Compensation Program

     The compensation program is composed of three elements:
o   Salary
o   Performance bonus
o   Long-term stock-based incentives.

     Salary is fixed at a competitive level to attract and retain the highest caliber of employees. Bonuses are based on performance with respect to financial objectives, as well as objectives relating to respect for the individual, safety and workforce diversity. Long-term awards are tied to total return to stockholders. This mix of compensation elements places more of total compensation at risk and emphasizes performance.

     As a person's level of responsibility increases, a greater portion of potential total compensation opportunity is shifted from salary to performance-based incentives and to greater reliance on growing total return to stockholders through stock-based awards. This directly aligns the interests of these managers with the interests of stockholders.

     Salary. We set executive level salary ranges consistent with the ranges for all Texaco salaried employees. We adjust the ranges, as necessary, to maintain their competitiveness with those of the other five comparator oil companies. We maintain individual salaries within the appropriate range for a position and review them annually. We determine actual salaries based on individual performance, experience and position in the range.

     In accordance with these guidelines, we raised executive salary ranges by 3% for 1998. We set Mr. Bijur's salary in 1998 in the same general manner as for other members of the management team. Mr. Bijur's annual salary was increased in 1998 by 11.8%. This merit increase reflected Mr. Bijur's 1997 successes in achieving record operating earnings, progress toward diversity objectives, reserve replacements exceeding 160% of production and acquisition of new reserves, and the formation of downstream alliances in the U.S. with the Shell Oil Company and Saudi Refining Inc. We also considered the fact that Mr. Bijur's salary was below the median of the salaries of chief executive officers of the comparator companies.

     For 1999, Mr. Bijur and the entire executive management team, which includes all bonus eligible employees, will forego merit increases due to the performance of the Company.

     Performance Bonus. We established competitive target bonus opportunities for each position grade level. Participants in the incentive bonus program can earn more or less than the target bonus, depending on the achievement of certain financial and non-financial objective measures such as:

Financial Measures
o   Earnings Growth vs. Peers
o   Cash Growth vs. Peers
o   Return on Capital Employed vs. Peers
o   Earnings vs. Plan

Non-Financial Measures
o   Respect for the Individual
o   Safety
o   Diversity

     The bonus formula for non-officer participants also contains additional subjective elements:

o Overall  contribution  to  corporate  and/or  business  unit  performance
o Managerial ability
o Initiative
o Fostering the Company's "Visions and Values"
o Compliance with the Corporate Conduct Guidelines
o Contributions in Fostering Diversity

     We based Mr. Bijur's bonus and those of the other elected officers entirely on the Company's performance with respect to the 1998 objective measures. Mr. Bijur's bonus and those of the other corporate officers totaled less than 65% of the target bonuses. Target bonus represents competitive incentive compensation for satisfactory corporate performance. As illustrated in the summary compensation table on page 22, the bonuses for Mr. Bijur and the other named executive officers are dramatically below the 1997 levels. The 1998 bonus for Mr. Bijur was 57% of his 1997 bonus.

     Long-Term Stock-Based Incentives. The long-term incentive program consists of stock options and performance restricted shares. Performance restricted shares vest based on the Company's total return to stockholders versus the S&P Integrated International Oil Index. This program:

o   Emphasizes total return to stockholders
o Encourages stock ownership by the management by awarding them stock rather than cash
o   Enhances retention and continuity of management.

     While we have not established obligatory levels for equity holdings by management personnel, we have designed and administered the long-term incentive award program to encourage share ownership. We review the officers' stock ownership each year. In general, the officers have stockholdings in excess of typical targets or mandatory levels that have been established by some companies. At December 31, 1998, the nineteen officers had, on average, holdings in Texaco stock in excess of 11 times their 1998 salaries. The value of the long-term incentive awards are intended to be fully competitive with the programs offered by the comparator companies.

     1998 Review. During 1998, we retained an independent consultant to study and advise us with respect to the following:

o The appropriate measures and weighting of the performance factors for the Incentive Bonus Plan

o The appropriate Stock Incentive Plan target award levels based on comparator company practices

o The  composition  of the  comparator group.

     As a result of the consultant's report and recommendations, we concluded that the target levels of awards under the Incentive Bonus Plan were competitive and the Stock Incentive Plan targets had fallen below competitive levels. Therefore, we increased the level of long-term awards for 1998. We also changed the composition of the comparator groups to reflect changed circumstances.

     Deductibility. Texaco's incentive bonus and stock incentive plans are performance-based plans. Therefore, under Internal Revenue Code Section 162(m), compensation paid in 1998 under these plans is fully deductible and it is our intention to continue to maximize deductibility to the extent practicable.

     Our Conclusion. In conclusion, we firmly believe that the quality and motivation of all of Texaco's employees, including its managers, make a significant difference in Texaco's long-term performance. We also believe that stockholders directly benefit from compensation programs that:

o Reward superior performance

o Contain an appropriate downside risk element when performance falls short of clearly defined standards

o Give  appropriate  administrative  flexibility to achieve their objectives.

     We believe that Texaco's management compensation programs meet these requirements and will continue to be an important factor in driving the Company's success.


                               Willard C. Butcher
                                    Chairman





                               Edmund M. Carpenter





              Michael C. Hawley                    Charles H. Price, II





              William C. Steere                    Thomas A. Vanderslice

     The following compensation information is furnished for service performed by the Chief Executive Officer and the five other most highly compensated Executive Officers for the years indicated.


                                            SUMMARY COMPENSATION TABLE

                                                                          Long-Term
                                   Annual Compensation               Compensation Awards
                             -----------------------------------  ------------------------
                                                                                Securities
                                                      Other        Restricted   Underlying            All
Name and Principal                                   Annual           Stock      Options/            Other
  Position           Year  Salary($)   Bonus($) Compensation($)(2) Awards($)(3)    SARs(#)     Compensation($)(4)
  --------           ----  ---------  --------- ------------------ ------------- ----------     ------------------

P.I. Bijur           1998  925,000      597,749       5,407        1,853,438     546,797            55,500
   Chairman of the   1997  825,000    1,046,047       5,139        1,291,547     326,304            49,500
     Board/CEO       1996  638,833      939,089       4,985          971,904     310,146            38,322

C.R. Black           1998  431,500      182,245      61,901          419,248     194,089            25,890
   Senior Vice       1997  418,250      275,634       7,604          315,020     213,895            25,095
     President       1996  406,667      278,634       7,206          179,341     133,808            24,420

P.J. Lynch           1998  428,750      182,245       5,573          501,911     174,560            25,725
   Senior Vice       1997  410,000      321,710       5,288          315,020     161,157            24,600
   President/CFO     1996  366,667      278,634       4,994          188,337     129,934            21,888

J.J. O'Connor        1998  450,000      182,245      49,515          710,324      85,498            63,989
   Senior Vice
     President

G.F. Tilton          1998  400,250      189,918      12,709          419,248     186,053            24,015
   Senior Vice       1997  379,750      298,701      28,343          318,871     173,988            96,483
     President       1996  360,000      342,934      39,279          230,351     140,630            52,415

W.M. Wicker          1998  409,000      182,245       4,533          419,248      52,026             8,240
   Senior Vice       1997  166,665(1)   321,710         -0-          260,130      31,668               -0-
     President

(1) Mr. Wicker commenced employment on August 4, 1997 at a salary of $400,000 per year.
(2) This column includes our aggregate incremental cost of providing various perquisites and personal benefits in excess of reporting thresholds including, for Mr. Black in 1998, $25,394 for financial planning services and $20,970 for personal use of Company aircraft and $15,537 attributable to country club membership and for Mr. O'Connor in 1998, $49,515 for reimbursement of taxes applicable to moving expenses.
(3) Messrs. Bijur, Black, Lynch, O'Connor, Tilton and Wicker had restricted stockholdings of 244,829; 113,091; 115,843; 12,214; 131,900; and 11,661
     shares, respectively, as of December 31, 1998. The shares had a market value of $12,975,937; $5,993,823; $6,139,679; $647,342; $6,990,700; and
     $618,033, respectively, at December 31, 1998, based on a value of $53.00 per share. These share numbers and values include the awards since the last proxy statement which are reported in the "Restricted Stock Awards" column above. Dividends are paid on the restricted stock at the same time and rate as dividends paid to holders of unrestricted stock.
(4) Matching contributions to the qualified and nonqualified Employees Thrift Plan and relocation expenses.

                             OPTION GRANTS IN 1998

Individual Grants of Options
--------------------------------------------------------------------------------

                                           Number
                                             of
                                         Securities
                                         Underlying     % of Total       Exercise or                 Grant Date
                                           Options        Options           Base       Expiration     Present
Name                           Date      Granted(#)       Granted       Price($/Sh.)      Date        Value $*
----                           ----      ----------       -------       ------------      ----        --------
P.I. Bijur                    06/26/98    210,000          2.263%         61.78125     06/26/2008    1,824,900
C.R. Black                    06/26/98     47,502          0.512%         61.78125     06/26/2008      412,792
P.J. Lynch                    06/26/98     56,868          0.613%         61.78125     06/26/2008      494,183
J.J. O'Connor                 01/02/98     37,996          0.410%         53.62500     01/02/2008      277,371
                              06/26/98     47,502          0.512%         61.78125     06/26/2008      412,792
G.F. Tilton                   06/26/98     47,502          0.512%         61.78125     06/26/2008      412,792
W.M.Wicker                    06/26/98     47,502          0.512%         61.78125     06/26/2008      412,792


Individual Grants of Restored Options
--------------------------------------------------------------------------------
     All options include a restoration feature, by which participants receive options to replace shares that they are using to either (1) pay the Company for shares they are acquiring when they exercise a stock option or (2) satisfy their tax withholding obligations. Since restored options are granted at an exercise price which is equal to the market price of the Company's Common Stock on the day of grant, they are issued at an exercise price which is at a higher price than the exercise price of the original grant. Options vest 50% after one year and are fully exercisable after two years. Restored options are fully exercisable after six months and expire at the date of the original grant. All of the option grants listed below are restored options.

                                           Number
                                             of
                                         Securities
                                         Underlying     % of Total       Exercise or                 Grant Date
                                           Options        Options           Base       Expiration     Present
Name                           Date      Granted(#)       Granted       Price($/Sh.)      Date        Value $*
----                           ----      ----------       -------       ------------      ----        --------
P.I. Bijur                    01/02/98      5,615          0.061%         54.65625     01/02/2000       42,000
                              01/02/98      3,913          0.042%         54.65625     06/28/2001       29,269
                              01/02/98      7,403          0.080%         54.65625     06/26/2002       55,374
                              01/02/98      8,379          0.090%         54.65625     06/24/2004       62,674
                              01/02/98      5,846          0.063%         54.65625     02/24/2005       43,728
                              01/02/98     12,834          0.138%         54.65625     06/23/2005       95,998
                              03/12/98      2,578          0.028%         57.90625     05/09/1999       20,624
                              03/12/98      3,689          0.040%         57.90625     01/02/2000       29,512
                              03/12/98      4,751          0.051%         57.90625     06/22/2000       38,008
                              03/12/98      3,349          0.036%         57.90625     06/26/2002       26,792
                              03/12/98     58,746          0.633%         57.90625     06/28/2006      469,968
                              04/28/98      5,501          0.059%         61.62500     05/09/1999       48,244
                              04/28/98      1,222          0.013%         61.62500     01/02/2000       10,717
                              04/28/98      3,899          0.042%         61.62500     06/22/2000       34,194
                              04/28/98      5,366          0.058%         61.62500     06/28/2001       47,060
                              04/28/98      3,089          0.033%         61.62500     06/26/2002       27,091
                              04/28/98     13,157          0.142%         61.62500     06/25/2003      115,387
                              04/28/98      5,078          0.055%         61.62500     06/24/2004       44,534
                              04/28/98     11,379          0.123%         61.62500     06/23/2005       99,794
                              07/02/98      5,060          0.055%         60.65625     01/01/2000       42,808
                              07/02/98      3,526          0.038%         60.65625     06/28/2001       29,830
                              07/02/98      5,281          0.057%         60.65625     06/26/2002       44,677
                              07/02/98     56,081          0.604%         60.65625     06/28/2006      474,445
                              09/14/98      1,401          0.015%         60.21875     06/26/2002       11,236
                              09/14/98      7,606          0.082%         60.21875     06/24/2004       60,968
                              09/14/98      5,306          0.057%         60.21875     02/24/2005       42,554
                              09/14/98     11,649          0.126%         60.21875     06/23/2005       93,425
                              09/14/98     50,904          0.549%         60.21875     07/01/2007      408,250
                              10/28/98     22,351          0.241%         60.15625     07/01/2007      171,879
                              10/28/98      1,838          0.020%         60.15625     07/02/2007       14,134


                                           Number
                                             of
                                         Securities
                                         Underlying     % of Total       Exercise or                 Grant Date
                                           Options        Options           Base       Expiration      Present
Name                           Date      Granted(#)       Granted       Price($/Sh.)      Date        Value $*
----                           ----      ----------       -------       ------------      ----        --------
C.R. Black                    03/12/98      3,022          0.033%         57.90625     01/02/2000       24,176
                              03/12/98      2,935          0.032%         57.90625     06/22/2000       23,480
                              03/12/98      6,545          0.071%         57.90625     06/26/2002       52,360
                              03/12/98      3,353          0.036%         57.90625     06/25/2003       26,824
                              03/12/98      2,390          0.026%         57.90625     06/24/2004       19,120
                              04/28/98      8,231          0.089%         61.62500     05/09/1999       72,186
                              04/28/98      6,511          0.070%         61.62500     01/02/2000       57,101
                              04/28/98      4,459          0.048%         61.62500     06/22/2000       39,105
                              04/28/98      8,658          0.093%         61.62500     06/28/2001       75,931
                              04/28/98      4,471          0.048%         61.62500     06/26/2002       39,211
                              04/28/98      7,535          0.081%         61.62500     06/25/2003       66,082
                              04/28/98     10,974          0.118%         61.62500     06/24/2004       96,242
                              04/28/98      5,371          0.058%         61.62500     02/24/2005       47,104
                              04/28/98     19,252          0.207%         61.62500     06/23/2005      168,840
                              04/28/98     10,704          0.115%         61.62500     06/28/2006       93,874
                              05/05/98        591          0.006%         62.65625     06/22/2000        5,260
                              05/05/98      3,641          0.039%         62.65625     06/25/2003       32,405
                              05/07/98      1,778          0.019%         61.43750     06/22/2000       15,397
                              05/07/98        512          0.006%         61.43750     06/28/2001        4,434
                              05/07/98      4,057          0.044%         61.43750     06/26/2002       35,134
                              07/01/98      9,498          0.102%         60.21875     06/28/2006       79,688
                              09/14/98      2,992          0.032%         60.21875     06/28/2006       23,996
                              09/14/98     16,562          0.178%         60.21875     07/01/2007      132,827
                              10/28/98      1,558          0.017%         60.15625     07/01/2007       11,981
                              10/28/98        987          0.011%         60.15625     07/02/2007        7,590
P.J. Lynch                    03/12/98      2,354          0.025%         57.90625     06/24/2004       18,832
                              03/12/98      4,336          0.047%         57.90625     06/23/2005       34,688
                              04/28/98      5,763          0.062%         61.62500     05/09/1999       50,542
                              04/28/98      7,618          0.082%         61.62500     01/02/2000       66,810
                              04/28/98      6,138          0.066%         61.62500     06/22/2000       53,830
                              04/28/98      6,210          0.067%         61.62500     06/28/2001       54,462
                              04/28/98      7,657          0.083%         61.62500     06/26/2002       67,152
                              04/28/98      7,938          0.086%         61.62500     06/25/2003       69,616
                              04/28/98      8,222          0.089%         61.62500     06/24/2004       72,107
                              04/28/98      4,326          0.047%         61.62500     02/24/2005       37,939
                              04/28/98     14,363          0.155%         61.62500     06/23/2005      125,964
                              04/28/98     10,699          0.115%         61.62500     06/28/2006       93,830
                              07/01/98     13,116          0.141%         60.21875     06/28/2006      110,043
                              07/01/98     14,865          0.160%         60.21875     07/01/2007      124,717
                              10/28/98      3,133          0.034%         60.15625     07/01/2007       23,939
                              10/28/98        954          0.010%         60.15625     07/02/2007        7,336


                                           Number
                                             of
                                         Securities
                                         Underlying     % of Total       Exercise or                 Grant Date
                                           Options        Options           Base       Expiration      Present
Name                           Date      Granted(#)       Granted       Price($/Sh.)      Date        Value $*
----                           ----      ----------       -------       ------------      ----        --------
G.F. Tilton                   03/12/98      1,581          0.017%         57.90625     05/09/1999       12,648
                              03/12/98         83          0.001%         57.90625     06/22/2000          664
                              03/12/98      8,012          0.086%         57.90625     06/25/2003       64,096
                              03/12/98      2,301          0.025%         57.90625     02/24/2005       18,408
                              04/28/98      5,056          0.054%         61.62500     05/09/1999       44,341
                              04/28/98      6,031          0.065%         61.62500     01/02/2000       52,892
                              04/28/98      3,446          0.037%         61.62500     06/22/2000       30,221
                              04/28/98      6,082          0.066%         61.62500     06/28/2001       53,339
                              04/28/98      3,829          0.041%         61.62500     06/26/2002       33,580
                              04/28/98      1,076          0.012%         61.62500     06/25/2003        9,437
                              04/28/98      6,160          0.066%         61.62500     06/24/2004       54,023
                              04/28/98     14,399          0.155%         61.62500     06/23/2005      126,279
                              04/28/98     13,085          0.141%         61.62500     06/28/2006      114,755
                              05/05/98        629          0.007%         62.65625     01/02/2000        5,598
                              05/05/98      1,571          0.017%         62.65625     06/22/2000       13,982
                              05/05/98        118          0.001%         62.65625     06/28/2001        1,050
                              05/05/98      4,201          0.045%         62.65625     06/24/2004       37,389
                              05/05/98      2,128          0.023%         62.65625     02/24/2005       18,939
                              05/05/98      8,225          0.089%         62.65625     06/23/2005       73,203
                              05/12/98        985          0.011%         60.68750     06/22/2000        8,422
                              05/12/98      3,892          0.042%         60.68750     06/26/2002       33,277
                              05/12/98      2,213          0.024%         60.68750     06/25/2003       18,921
                              07/01/98     13,389          0.144%         60.21875     06/28/2006      112,334
                              07/01/98      8,977          0.097%         60.21875     07/01/2007       75,317
                              09/14/98      8,381          0.090%         60.21875     07/01/2007       67,216
                              09/14/98      1,177          0.013%         60.21875     07/02/2007        9,440
                              09/15/98      1,501          0.016%         61.00000     05/09/1999       12,248
                              09/15/98         79          0.001%         61.00000     06/22/2000          645
                              09/15/98      1,889          0.020%         61.00000     06/25/2003       15,414
                              11/03/98      5,828          0.063%         59.84375     06/25/2003       44,992
                              11/03/98      2,227          0.024%         59.84375     02/24/2005       17,192
W.M. Wicker                   08/21/98      4,524          0.049%         61.96875     08/04/2007       38,771

  * Valuation. All options are granted at an exercise price equal to the market value of the Company's Common Stock on the date of grant. Therefore, if there is no appreciation in that market value, no value will be realizable. In accordance with Securities and Exchange Commission rules, we chose the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. We made the following assumptions for purposes of calculating the Grant Date Present Value: the option term is assumed to be two years, volatility at 22.5%, dividend yield of 3.0% per share and interest rate of 5.4%. The real value of the options in this table depends solely upon the actual performance of the Company's stock during the applicable period.

                              AGGREGATED OPTION EXERCISES IN 1998 AND
                                       YEAR-END OPTION VALUES


                                                               Number of Securities       Value of Unexercised
                                       Shares                 Underlying Unexercised      In-the-Money Options
                                      Acquired                 Options at Year-End(#)*       at Year-End($) **
                                         on         Value     -------------------------  -------------------------
 Name                                Exercise(#)  Realized($) Exercisable  Unexercisable Exercisable Unexercisable
 ----                                -----------  ----------- -----------  ------------- ----------- -------------
 P.I. Bijur                            46,150      2,769,950   121,804       463,169           -0-          -0-

 C.R. Black                            15,324        932,228   114,990        99,140           -0-          -0-

 P.J. Lynch                            14,354        872,910    85,624       108,977           -0-          -0-

 J.J. O'Connor                            -0-            -0-       -0-        85,498           -0-          -0-

 G.F. Tilton                           16,390        996,428    83,126       111,236           -0-          -0-

 W.M. Wicker                              351         21,751    10,959        67,860           -0-          -0-

   * Includes options reported in the chart entitled "Option Grants in 1998". ** Based on the 1998 year-end price of $53.00.



Performance Graph

         The following graph compares the cumulative total stockholder return on Texaco's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Integrated International Oil Index during the five-year period from December 31, 1993 through December 31, 1998.


                              Five-Year Comparison
                       Cumulative Return to Shareholders
             (Price Appreciation and the Reinvestment of Dividends)
                             Texaco vs. S&P Indices

DOLLARS (END-OF-PERIOD)
                                                                                           Total Return
                                                                                           Annual Growth
                     1993        1994        1995        1996        1997        1998           Rate
                     ----        ----        ----        ----        ----        ----           ----

Texaco             $100.00     $ 97.44     $133.83     $173.52     $198.38     $199.36          14.8%
S&P 500            $100.00     $101.36     $139.31     $171.21     $228.26     $293.36          24.0%
S&P Oils           $100.00     $106.23     $142.56     $176.22     $218.87     $248.50          20.0%

Retirement Plan

     Approximately 11,300 employees, including the 19 elected officers, are eligible to participate in the Retirement Plan. The plan is a qualified plan under the Internal Revenue Code and provides benefits funded by Company contributions. In addition, participants have the option of making contributions to the plan and receiving greater retirement benefits. Contributions are paid to a Master Trustee and to insurance companies for investment.

     For purposes of calculating pension benefits for the executive officers named on page 22, the plan recognizes salary only and does not take into account other forms of compensation. For the executive officers, salary and bonus for the last three years are shown in the salary and bonus columns of the Summary Compensation Table. The Internal Revenue Code provides that qualified plans may not consider remuneration exceeding $160,000 per year (as indexed for inflation) for purposes of calculating benefits under the Retirement Plan. The amount of an employee's retirement benefit is the greater of a benefit based upon a final pay formula (applicable in most cases), a career average formula or a minimum retirement benefit. In addition to the qualified Retirement Plan, we sponsor Supplemental Plans which take into account bonuses paid to a participant and salary in excess of the Internal Revenue Code limitations.


                                               RETIREMENT PLAN TABLE


                                                                   YEARS OF BENEFIT SERVICE
COVERED REMUNERATION*                    15         20         25          30           35         40         45
---------------------             ------------------------------------------------------------------------------

            $  100,000            $  22,500   $ 30,000   $  37,500   $ 44,550   $   51,550 $   58,550  $  65,550
               200,000               45,000     60,000      75,000     89,100      103,100    117,100    131,100
               400,000               90,000    120,000     150,000    178,200      206,200    234,200    262,200
               600,000              135,000    180,000     225,000    267,300      309,300    351,300    393,300
               800,000              180,000    240,000     300,000    356,400      412,400    468,400    524,400
             1,000,000              225,000    300,000     375,000    445,500      515,500    585,500    655,500
             1,200,000              270,000    360,000     450,000    534,600      618,600    702,600    786,600
             1,400,000              315,000    420,000     525,000    623,700      721,700    819,700    917,700
             1,600,000              360,000    480,000     600,000    712,800      824,800    936,800  1,048,800
             1,800,000              405,000    540,000     675,000    801,900      927,900  1,053,900  1,179,900
             2,000,000              450,000    600,000     750,000    891,000    1,031,000  1,171,000  1,311,000

* "Covered Remuneration" means the highest three-year average salary and bonus, if any, during the last ten years of employment. The company recognizes the following years of benefit service for the following individuals as of December 31, 1998: Mr. Bijur, 33; Mr. Black, 41; Mr. Lynch, 38; Mr. O'Connor, 1; Mr. Tilton, 29; and Mr. Wicker, 9. With respect to the plans, annual pension benefits are based on the non-contributory final pay formula (up to 1.5% of final average covered remuneration times benefit service) and assume the participant retires at age 65 and has been a non-contributory member of the plan throughout the period of service. These amounts, however, do not reflect a reduction for Social Security benefits pursuant to the provisions of the Retirement Plan. They do include those additional sums, if any, payable under a Supplemental Retirement Plan to compensate those employees who have earned annual retirement benefits payable under the Retirement Plan but which are limited by the Internal Revenue Code.

Stockholder Proposals and Nominations for Directors for the 2000 Annual Meeting

     You may present a proposal to be considered for inclusion in our 2000 Proxy Statement, provided we receive it at our principal executive office no later than November 17, 1999, and that it complies with applicable laws and Securities and Exchange Commission regulations. In addition, our by-laws allow you to bring business before the Annual Meeting of Stockholders, if you have given us written notice not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's Annual Meeting of Stockholders (subject to adjustment if the subsequent year's meeting date is substantially moved). Your notice must include the proposed business and your interest in it, your address, and your stockholdings.

     You may also nominate candidates for election to the Board of Directors at the stockholders meeting. Our by-laws require you to give written notice to the Secretary of your intention to do so. We must receive your notice not later than ninety days before our annual stockholders' meeting, or with respect to a special meeting, by the close of business on the seventh day following the date we first notify stockholders of the meeting. Your notice of nomination must contain the information about you and the nominee that is listed in our by-laws. We may require that a proposed nominee furnish other information to determine that person's eligibility to serve as director. We cannot consider a nomination which does not comply with the above procedure.

     You should address your proposal or nomination to: Secretary, Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650.



KJESTINE M. ANDERSON
Secretary




March 16, 1999

[LOGO]
TEXACO INC.
2000 WESTCHESTER AVENUE
WHITE PLAINS, NY 10650





                                Admission Ticket

This is your Admission Ticket to Texaco's 1999 Annual Meeting of Stockholders. The meeting will be held in the Westchester Ballroom of the Rye Town Hilton in Rye Brook, New York, on Tuesday, April 27, 1999, at 2:00 p.m. Please present this Admission Ticket at one of the registration stations where you will be asked to display some form of personal identification. You should enter through the Hotel's Westchester Ballroom entrance.



                                1999 Proxy Voting

                             Your Vote is Important

This year you can vote by telephone, through the Internet, or by mail. Please refer to the voting instructions below.

The proxies will vote the shares represented by this Proxy as you direct. If you do not tell them how to vote, they will vote FOR items 1,2, and 3, and AGAINST items 4 and 5, and as they determine on other matters that may properly come before the meeting or any adjournment of the meeting.


                  IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET,
                       PLEASE READ THE INSTRUCTIONS BELOW

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - WWW.PROXYVOTE.COM
Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the website. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Texaco Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

           If you vote by phone or vote using the Internet,
                         please do not mail your proxy.
                              THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN
BLUE OR BLACK INK AS FOLLOWS:     TEXACO     KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

TEXACO PROXY     THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.



          [ ]   Stockholder will attend the Annual Meeting

  logo    [ ]   Stockholder and a family member will attend the Annual Meeting
                Please provide family member's name --------------------------

          [ ] Discontinue mailing the Annual Report to my account because I have a copy available to me from another source.


DIRECTORS  RECOMMEND A VOTE FOR ITEMS 1, 2 AND 3.
Election of Directors for the terms indicated in the Proxy Statement:

                                         For  Withhold  For All    To withhold authority to vote, mark "For All Except" and
                                         All     All    Except     write the nominee's number on the line below.

1.   Nominees are: (01) M.C. Hawley,     [ ]     [ ]     [ ]       --------------------------------------------------------
                   (02) C.R. Shoemate,
                   (03) R.B. Smith,
                   (04) W.C. Steere, Jr.
                   (05) A.C. Baillie


Vote On Proposals                        For   Against  Abstain    DIRECTORS RECOMMEND A VOTE AGAINST
                                                                   ITEMS 4 and 5                            For   Against  Abstain
2.   Approval of Arthur Andersen LLP
     as Auditors for the year 1999:      [ ]     [ ]     [ ]       4.   Stockholder Proposal Relating to
3.   Approval of Amendment to the                                       an Independent Chairperson:         [ ]     [ ]     [ ]
     Certificate of Incorporation
     to increase  authorized shares:     [ ]     [ ]     [ ]       5.   Stockholder Proposal Relating
                                                                        to Classification of the
                                                                        Board of Directors:                 [ ]     [ ]     [ ]


------------------------------------------------------------       --------------------------------------------------------
Signature (PLEASE SIGN WITHIN BOX)               Date              Signature (Joint Owners)                     Date




[logo]
                                   Texaco Inc.
                             2000 Westchester Avenue
                             White Plains, NY 10650





Dear Texaco Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York, on Tuesday, April 27, 1999 at 2:00 p.m. If you plan to attend, please carry your admission ticket (this form) with you to the meeting.

Please keep in mind that your vote is important to us. Whether or not you are able to attend the meeting in person, please either:
     o    use our telephone voting system, or
     o    use our Internet voting system, or
     o mark the attached proxy card to indicate your voting preferences, then sign, detach and return the proxy card in the accompanying postage-paid envelope

I also welcome any comments or questions you have concerning our activities. For your convenience in providing such comments, we have provided space on the proxy card below. In view of the large number of comments and questions we generally receive, we will not be able to respond to them individually. However, I assure you that we will read each one and that we will cover subjects of general interest at the meeting or in other materials we send you.

Also, please tell us if you plan to attend the Annual Meeting by checking the appropriate box on the proxy card.





Peter I. Bijur
Chairman of the Board &
Chief Executive Officer

           This Proxy is solicited on behalf of the Board of Directors
I hereby appoint P.I. Bijur, E.M. Carpenter, F.G. Jenifer, T.A. Vanderslice, and each of them, as my proxies, with full power of substitution. My proxies are authorized to represent and to vote, as designated on the reverse Proxy, all Common Stock of Texaco Inc., which I held of record on February 26, 1999, at the Annual Meeting of Stockholders to be held at the Rye Town Hilton, 699 Westchester Avenue, Rye Brook, NY on Tuesday April 27, 1999 at 2:00 p.m.

For your comments.....

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




                             Signature:_________________________________________

Telephone or Internet? Your choice.

Two other ways to vote!
In addition to the traditional voting by mail.


Vote by  Telephone

It's fast, convenient, and your voting instruction is immediately confirmed and posted.

                Call toll-free on a touch-tone phone     1-800-690-6903
                        24 hours a day, 7 days a week

Follow these four easy steps:
    1. Read the Proxy Statement and Proxy Voting Card you received.
    2. Call 1-800-690-6903.
    3. Enter your 12-digit Control Number located on your Proxy Voting Card.
    4. Follow the recorded instructions.

                                                  Your vote is important!
                                                      Call 1-800-690-6903
                                              Anytime before the meeting!

Vote by Internet

It's fast, convenient, and your voting instruction is immediately confirmed and posted.

                          Connect from your computer    http://www.proxyvote.com
                        24 hours a day, 7 days a week

In addition, after you direct your vote, you will have the opportunity to sign up to receive future shareholder communications via the Internet.

Follow these four easy steps:
    1. Read the Proxy Statement and Proxy Voting Card you received.
    2. Go to the website http://www.proxyvote.com
    3. Enter your 12-digit Control Number located on your Proxy Voting Card.
    4. Follow the instructions provided.

                                                  Your vote is important!
                                                 http://www.proxyvote.com
                                              Anytime before the meeting!

You need not return your Proxy Voting Card if you are voting by telephone or Internet.